Exhibit 21.01

Subsidiaries of Valero GP Holdings, LLC

The following are wholly owned subsidiaries of Valero GP Holdings, LLC:

Name of Entity	State of Incorporation
Riverwalk Logistics, L.P.	Delaware
Riverwalk Holdings, LLC	Delaware
Valero GP, LLC	Delaware

Valero GP Holdings, LLC indirectly owns approximately 21.4% of Valero L.P., a publicly traded master limited partnership. Valero L.P.’s subsidiaries are listed below:

Name of Entity	State of Incorporation
Bicen Development Corporation N.V.	Netherlands Antilles
Diamond K Limited	Bermuda
Kaneb, Inc.	Delaware
Kaneb Investment, LLC	Delaware
Kaneb LLC	Delaware
Kaneb Management, LLC	Delaware
Kaneb Management Company LLC	Delaware
Kaneb Pipe Line Company LLC	Delaware
Kaneb Pipe Line Holding Company, LLC	Delaware
Kaneb Pipe Line Operating Partnership, L.P.	Delaware
Kaneb Pipe Line Partners, L.P.	Delaware
Kaneb Services LLC	Delaware
Kaneb Terminals B.V.	Netherlands
Kaneb Terminals (Eastham) Limited	England

Kaneb Terminals Limited	England
Petroburgos, S. de R.L. de C.V.	Mexico
Point Tupper Marine Services Co.	Nova Scotia
Ross Chemical & Storage Company Limited	England
Saba Company N.V.	Netherlands Antilles
Seven Seas Steamship Company (Sint Eustatius) N.V.	Netherlands Antilles